Filed pursuant to Rule 433

Registration Statement No. 333-188192

June 2, 2014

THE TJX COMPANIES, INC.

Pricing Term Sheet

2.750% Notes due 2021

Issuer:	The TJX Companies, Inc.

Security:	2.750% Notes due 2021

Principal Amount:	$750,000,000

Maturity:	June 15, 2021

Coupon:	2.750%

Price to Public:	99.930% of face amount

Yield to Maturity:	2.761%

Benchmark Treasury:	2.000% due May 31, 2021

Proceeds, Before Fees and Expenses:	$749,475,000

Spread to Benchmark Treasury:	+65 basis points

Benchmark Treasury Yield:	2.111%

Interest Payment Dates:	June 15 and December 15, beginning December 15, 2014

Redemption Provisions:

Make-Whole Call	Prior to April 15, 2021, Treasury plus 10 basis points

Par Call	On or after April 15, 2021 at 100.000%

Trade Date:	June 2, 2014

Settlement:	T+3; June 5, 2014

CUSIP:	872539AA9

Ratings:	A3 (Moody’s) / A+ (S&P)

Joint Book-Running Managers:	Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

J.P. Morgan Securities LLC

RBS Securities Inc.

U.S. Bancorp Investments, Inc.

KeyBanc Capital Markets Inc.

BNY Mellon Capital Markets, LLC

Scotia Capital (USA) Inc.

TD Securities (USA) LLC

Fifth Third Securities, Inc.

PNC Capital Markets LLC

Santander Investment Securities Inc.

SunTrust Robinson Humphrey, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold these notes. Each rating may be subject to revision or withdrawal at any time, and should be evaluated independently of any other rating.

The issuer has filed a registration statement, including the preliminary prospectus supplement and accompanying prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the registration statement, including the preliminary prospectus supplement and accompanying prospectus, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and accompanying prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611; HSBC Securities (USA) Inc. at 1-866-811-8049; Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Wells Fargo Securities, LLC at 1-800-326-5897.

This pricing term sheet supplements and updates the information contained in the preliminary prospectus supplement issued by The TJX Companies, Inc. on June 2, 2014 relating to its prospectus dated April 29, 2013.